Exhibit 10(a)
Amendments to Long-Term Incentive Compensation Plan (the “Plan”)
Effective August 4, 2006, to reflect the two-for-one stock split in the form of a 100 percent stock dividend on the Company’s common stock distributed August 11, 2006, to holders of record on August 4, 2006:
1.	The first sentence of Section 4.1 of the Plan was amended to read:

“Subject to adjustment as provided in Section 25, the aggregate number of Shares issuable pursuant to all Awards under this Plan on or after March 1, 2005 shall not exceed 473,852,226 Shares (as adjusted to reflect the August 11, 2006 two-for-one stock split); provided that each Share issued pursuant to Awards of Performance Shares, Restricted Stock, Restricted Share Rights, Performance Units or Stock Awards shall be counted against this limit as four (4) Shares.”

2.	The first sentence of Section 4.3 of the Plan was amended to read:

“No Participant may be awarded in any calendar year (i) Options or Stock Appreciation Rights covering an aggregate of more than 14,000,000 Shares or (ii) Awards other than Options or Stock Appreciation Rights covering an aggregate of more than 4,000,000 Shares, which limits shall be calculated and adjusted pursuant to Section 25 only to the extent that such calculation or adjustment will not affect the status of any Award theretofore issued or that may thereafter be issued as “performance based compensation” under Section 162(m) of the Code.”